SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 22, 2010

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry Into a Material Definitive Agreement.

On October 22, 2010, we extended the term of our operating lease at 1301 Harbor Bay Parkway, Alameda, California.  The new term is from December 1, 2010 until February 29, 2016.  We increased the amount of laboratory and office space from approximately 11,000 square feet to approximately 17,000 square feet.  Base rent is $27, 086 per month.  Base rent will increase by three percent each year.  We will receive two months of free rent at the beginning of the new lease term.  In addition to the base rent, we pay a pro rata share of real property taxes and certain costs associated to the operation and maintenance of the building in which the leased premises are located.

The lease extension also contains an option to extend the lease for one additional term of five years, with the rent to be determined at the time of the extension based on the prevailing market rate for comparable facilities.  We also obtained a right of first refusal on approximately 10,000 square feet of shell space that is contiguous to our current space.

The landlord, SKS Harbor Bay Associates, LLC, is providing a tenant improvement allowance of $16 per square foot ($270,864) which we will use to improve the GMP features of the leased space.  The landlord is also replacing certain laboratory air handling equipment at their cost.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release Dated October 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	October 26, 2010	By:	/s/ Robert W. Peabody
Senior Vice President, Chief Operating
Officer and Chief Financial Officer

Exhibit Number	Description

99.1	Press Release Dated October 26, 2010